UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
___________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 27, 2018
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Maryland	000-54675	27-1550167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Address of principal executive offices)
(813) 287-0101
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01    Regulation FD Disclosure.
On October 1, 2018, Carter Validus Mission Critical REIT, Inc. (the “Company”) sent a letter to its stockholders announcing an estimated per share net asset value (“NAV”) of $5.33 of the Company’s common stock (the “Estimated Per Share NAV”), as discussed in greater detail in Item 8.01 of this Current Report below. A copy of the letter is attached as Exhibit 99.1 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.
On October 1, 2018, the Company issued a press release announcing the Estimated Per Share NAV. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.
The information in Item 7.01 and Item 9.01 of this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section; and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.
Item 8.01    Other Events.
Determination of the Estimated Per Share NAV
On September 27, 2018, the board of directors (the “Board”) of the Company, at the recommendation of the audit committee of the Board (the “Committee”), which is comprised solely of independent directors, unanimously approved and established the Estimated Per Share NAV. The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of June 30, 2018 (the “Valuation Date”). The Company is providing the Estimated Per Share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority, Inc. (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (the “IPA”) in April 2013, in addition to guidance from the U.S. Securities and Exchange Commission (“SEC”). The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the Estimated Per Share NAV.
The Committee, pursuant to the authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.
The Estimated Per Share NAV was determined after consultation with Carter/Validus Advisors, LLC, the Company’s external advisor (the “Advisor”) and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Appraisal Report”) that summarizes key inputs and assumptions and provides a value on 42 of the 62 properties (the “Stanger Appraised Properties”) in the Company’s portfolio as of June 30, 2018. Stanger also prepared a net asset value report (the “NAV Report”, and collectively with the Appraisal Report, the “Reports”), which estimates the net asset value per share of the Company’s common stock as of June 30, 2018. The NAV Report relied upon the Appraisal Report for the Stanger Appraised Properties, appraisal reports prepared by third parties other than Stanger on 18 properties with valuation dates ranging from February 16, 2018 to February 22, 2018 (the "Third-Party Appraised Properties"), the then-pending disposition price for two properties pursuant to purchase and sale agreements, net of estimated transaction costs, Stanger’s estimated value of the Company’s secured notes payable (the "Secured Notes Payable"), Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds due upon liquidation of the Company’s portfolio and the Advisor’s adjusted carrying value of the Company’s other assets and liabilities and the carrying value of the unsecured credit facility and notes receivable, to calculate an estimated net asset value per share of the Company’s common stock.
Upon the Committee’s receipt and review of the Reports, the Committee recommended $5.33 as the Estimated Per Share NAV of the Company's common stock as of June 30, 2018, to the Board. Upon the Board’s receipt and review of the Reports, and upon the recommendation of the Committee, the Board approved $5.33 as the Estimated Per Share NAV of the Company’s common stock as of June 30, 2018, which determinations are ultimately and solely the responsibility of the Board.
The table below sets forth the calculation of the Company’s Estimated Per Share NAV as of June 30, 2018, as well as the comparable calculation as of September 30, 2017. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Per Share NAV
(Dollars in Thousands, Except Share and Per Share Data)

	As of June 30, 2018			As of September 30, 2017
	Value		Per Share	Value	Per Share
Assets
Total Real Estate, Net	$1,158,487	(1)	$6.42	$2,611,925	$14.02
Cash and Cash Equivalents	37,787		0.21	42,603	0.23
Other Assets	34,478		0.19	51,054	0.27
Total Assets	1,230,752		6.82	2,705,582	14.52

Liabilities & Stockholders' Equity
Liabilities:
Notes Payable	42,345		0.24	450,932	2.42
Credit Facility	210,000		1.16	433,000	2.32
Accounts Payable Due to Affiliates	1,828		0.01	2,536	0.01
Accounts Payable and Other Liabilities	15,032		0.08	31,077	0.17
Total Liabilities	269,205		1.49	917,545	4.92

Stockholders' Equity	961,547		5.33	1,788,037	9.60
Less: Noncontrolling Interest Adjustment	(697)		—	(63,014)	(0.34)
Stockholders' Equity, Net of Noncontrolling Interest	960,850		5.33	1,725,023	9.26
Less: Advisor Promote	—		—	—	—
Stockholders' Equity, Net of Advisor Promote	$960,850		$5.33	$1,725,023	$9.26

Shares Outstanding on a Fully Diluted Basis			180,341,197		186,264,649

(1)
Includes the Third-Party Appraised Properties at an aggregate value of $119.7 million and then-pending disposition prices for two properties for an aggregate value of $56.2 million, net of estimated transaction costs.

Methodology and Key Assumptions
In determining the Estimated Per Share NAV, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. The Company’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.
FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current market value or book value. The Estimated Per Share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not pending disposition.

Independent Valuation Firm
Stanger was selected by the Committee to appraise and provide a value on the Stanger Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the Reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.
In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board, and/or the Advisor.
In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond its control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.
Stanger is actively engaged in the business of appraising commercial real estate properties, similar to those owned by the Company, in connection with public securities offerings, private placements, business combinations, and similar transactions. The Company does not believe that there are any material conflicts of interest between Stanger, on the one hand, and the Company, the Advisor, and their affiliates, on the other hand. The Company engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the three years prior to the date of this filing, Stanger has been engaged by the Company to prepare an appraisal report and net asset value report in connection with the September 30, 2017, 2016 and 2015 net asset value calculations. Additionally, during the past two years, Stanger had been engaged to provide appraisal services to a non-traded REIT sponsored by an affiliate of the Company's advisor for which Stanger has been paid usual and customary fees. Stanger may, from time to time in the future, perform other services for the Company or its affiliates, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Report.
Although Stanger considered any comments received from the Company or the Advisor relating to its Reports, the final appraised values of the Company’s real estate properties were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated value per share of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analyses, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Real Estate Valuation
As described above, the Company engaged Stanger to provide an appraisal of the Stanger Appraised Properties consisting of 42 of the 62 properties in the Company’s portfolio as of June 30, 2018. In preparing the Appraisal Report, Stanger, among other things:

•	performed a site visit of each Stanger Appraised Property in the context of this assignment or prior assignments;

•
interviewed the Company's officers or the Advisor's personnel to obtain information relating to the physical condition of each Stanger Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties;

•	reviewed lease agreements for each Stanger Appraised Property and discussed with the Company or Advisor certain lease provisions and factors on each property; and

•
reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

Stanger employed the income approach to estimate the value of the Stanger Appraised Properties, which involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a direct capitalization analysis and a discounted cash flow analysis were used to determine the value of the Company’s interest in the portfolio, by valuing the subject interest in each Stanger Appraised Property in the portfolio based upon the leases that encumber such property. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property during the subject lease term and the proceeds from the ultimate sale of the property.
The Appraisal Report summarizes key inputs and assumptions and provides a value for each of the Stanger Appraised Properties using financial information provided by the Company and the Advisor. From such review, Stanger selected the appropriate cash flow discount rates, residual discount rates, and terminal capitalization rates in its discounted cash flow analysis and the appropriate direct capitalization rate in its direct capitalization analysis. In the NAV Report, the 18 Third-Party Appraised Properties were included in the net asset value analysis at the appraised values, which were prepared by a third party other than Stanger. In addition, the value of two properties was determined based on the Purchase and Sale agreements the Company entered into with independent buyers, net of estimated transaction costs.
As of June 30, 2018, the Company owned 62 real estate properties. The total acquisition cost of these properties was approximately $1.05 billion determined in accordance with GAAP. In addition, through the Valuation Date, the Company had invested $0.09 billion in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the 42 Stanger Appraised Properties, the appraised value of the 18 properties, as provided by third parties other than Stanger and the value of each of the two properties determined based on the purchase and sale agreements, net of estimated transaction costs, was approximately $1.16 billion. This represents an approximately 1.75% increase in the total value of the real estate assets over the aggregate basis. The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization models to arrive at the appraised value of the Stanger Appraised Properties:

	Range		Weighted Average
Terminal Capitalization Rate	6.50%	9.75%	7.81%
Cash Flow Discount Rate	5.00%	10.00%	7.49%
Residual Discount Rate	7.00%	10.50%	8.68%
Direct Capitalization Rate	6.50%	9.00%	7.33%
Income and Expense Growth	3.00%		3.00%
While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Stanger Appraised Properties and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the terminal capitalization rates, discount rates and direct capitalization rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Stanger Appraised Property is based on the method being sensitized and all other factors remain unchanged:

	Estimated Per Share NAV due to:
	Increase	Decrease	Increase	Decrease
	25 Basis Points	25 Basis Points	5.0%	5.0%
Terminal Capitalization Rate	$5.26	$5.39	$5.23	$5.42
Cash Flow Discount Rate	$5.25	$5.40	$5.22	$5.42
Residual Discount Rate	$5.26	$5.38	$5.22	$5.43
Direct Capitalization Rate	$5.20	$5.48	$5.14	$5.55
Secured Notes Payable
Values for the Company’s consolidated Secured Notes Payable were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 4.82% to 5.54% for the Secured Notes Payable.
As of June 30, 2018, Stanger’s estimated fair value of the Company’s Secured Notes Payable was $42.3 million. The weighted-average discount rate applied to the future estimated debt payments of the Secured Notes Payable was approximately 5.15%.
While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs could impact the calculation of the estimated value of the Company’s Secured Notes Payable and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the market interest rate of the Secured Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Per Share NAV due to:
Increase	Decrease	Increase	Decrease
25 Basis Points	25 Basis Points	5.0%	5.0%
$5.33	$5.33	$5.33	$5.33
Other Assets and Liabilities and Unsecured Credit Facility
The fair value of the Company’s cash, other assets, other liabilities and the unsecured credit facility were estimated by the Advisor to approximate carrying value as of the Valuation Date.
The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivable, lease intangible assets and liabilities, deferred financing costs, and unamortized lease commissions, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.
Advisor Promote
The Estimated Per Share NAV was calculated net of the Advisor’s subordinated participation in net sale proceeds due upon liquidation of the portfolio, which the Company advised Stanger was equal to 15.0% of net sale proceeds after stockholders are paid return of capital plus an 8.0% cumulative, non-compounded return (the "Advisor Promote"). Stanger estimated the value of the Advisor Promote at $0 as of the Valuation Date.
The Board’s Determination of the Estimated Per Share NAV
Based upon a review of the Reports provided by Stanger, the recommendation of the Advisor and the recommendation of the Committee, the Board estimated the per share NAV to be $5.33.
Limitations of the Estimated Per Share NAV
The various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Company is providing the Estimated Per Share NAV to assist broker-dealers that participated in the Company’s public offerings in meeting its customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the Estimated Per Share NAV, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the Estimated Per Share NAV;

•
a stockholder would ultimately realize distributions per share equal to the Company’s Estimated Per Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the Estimated Per Share NAV on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s Estimated Per Share NAV; or

•
the Estimated Per Share NAV, or the methodology used to estimate the Company’s Estimated Per Share NAV, will be found by any regulatory authority to comply with ERISA, the Internal Revenue Code of 1986, as amended, or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Company’s Amended and Restated Share Repurchase Program (the “Amended & Restated SRP”), may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Company.
In addition, the Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding on a fully diluted basis, calculated as of June 30, 2018. The Estimated Per Share NAV was based upon 180,341,197 shares of equity interest outstanding as of June 30, 2018, which was comprised of (i) 180,322,997 outstanding shares of the Company’s common stock, plus (ii) 200 outstanding units of limited partnership interest in Carter/Validus Operating Partnership, LP, the Company’s operating partnership, which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 18,000 shares of unvested restricted common stock issued to the Company’s independent directors which shares vest ratably over time.
Further, the value of the Company’s shares can fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The Estimated Per Share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that were not pending disposition. The Company currently expects to utilize an independent valuation firm to update the estimated value per share in the second half of 2019, in accordance with IPA Valuation Guidelines, but is not required to update the Estimated Per Share NAV more frequently than annually.
The table below sets forth the calculation of the Company’s decline in the Estimated Per Share NAV from September 30, 2017 at $9.26 to June 30, 2018 at $5.33:

	$	%
Estimated Per Share NAV, September 30, 2017	$9.26
Change in Portfolio Real Estate Value (1)	(0.47)	(11.9)%
Other Offsets (2)	(0.46)	(11.7)%
Special Distribution (3)	(3.00)	(76.4)%
Total Decline	(3.93)	(100)%
Estimated Per Share NAV, June 30, 2018	$5.33

(1)
The change in Portfolio Real Estate Value above represents the change in the aggregate value of the Company's 62 properties owned as of June 30, 2018. The largest declines in individual property values were attributable to Walnut Hill Medical Center and Bay Area Regional Medical Center.

(2)	Other Offsets include distributions in excess of earnings.

(3)	Represents a special distribution paid by the Company on March 16, 2018, in connection with the sale of certain real estate properties between December 2017 and January 2018.

The Company and the Advisor, actively review the Company's portfolio through regular internal and external monitoring procedures and believe they engage the appropriate parties to ensure the best possible outcomes. To the extent that challenges or unforeseen events with specific assets arise, the Company believes it proactively addresses any issues with remedial actions such as negotiating lease modifications, seeking prospective re-tenanting opportunities, or making physical property enhancements. Due to the general risks associated with owning real estate, challenges may occur, however, and the Company seeks to deal with them using what it believes to be the best possible internal and external resources to preserve and maximize stockholder value.
As of June 30, 2018, “early” investors, those who acquired shares of the Company on April 28, 2011 and received all cash distributions, including the $3.00 special distribution, have received cumulative cash distributions of approximately $7.90 per share. The sum of these cumulative distributions and the Estimated Per Share NAV of $5.33 amounts to $13.23. “Later” investors, those who acquired shares of the Company on June 6, 2014, and received all cash distributions, including the $3.00 special distribution, have received cumulative cash distributions of approximately $5.72 per share, and the sum of these cumulative distributions and the estimated value per share of $5.33 amounts to $11.05.
Distribution Reinvestment Plan
Pursuant to the terms of the Company’s amended and restated distribution reinvestment plan (the “DRIP”), on or after the date the Board determines a reasonable estimated value of the Company’s shares of common stock, distributions will be reinvested in shares of the Company’s common stock at a price equal to the most recent estimated per share NAV of the Company's common stock, as determined by the Board. Accordingly, commencing with distributions that will accrue for the month of October 2018, DRIP shares will be issued at $5.33 per share until such time as the Board determines a new estimated per share NAV.
Stockholders who presently participate in the DRIP do not need to take any action to continue their participation in the DRIP. As provided under the DRIP, a participant may terminate participation in the DRIP at any time without penalty by delivering a written notice to the Company. To be effective for any distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the distribution relates. Any written notice of termination should be sent by mail to DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.
Share Repurchase Program
In accordance with the Company’s Amended & Restated SRP, the per share redemption price (other than for shares repurchased pursuant to the DRIP) will depend on the length of time the redeeming stockholder has held such shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date, 95% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). As a result of the Board’s determination of the Estimated Per Share NAV, $5.33 shall serve as the most recent estimated value for purposes of the Amended & Restated SRP, effective October 1, 2018, until such time as the Board provides a new estimated share value.
As disclosed in the Company's Current Report on Form 8-K filed with the SEC on April 30, 2018, the Company determined that it reached the calendar year limitation of 5.0% of the number of shares of its common stock (“shares”) outstanding on December 31st of the previous calendar year under its share repurchase program and was not able to fully process all repurchase requests for the month of April 2018 and will not process any further repurchase requests for the remainder of the year ending December 31, 2018. However, the Company will hold repurchase requests made during the remainder of the year ending December 31, 2018 to be considered eligible for repurchase in the first quarter of 2019 in accordance with the terms of the Amended & Restated SRP. A stockholder or a stockholder’s estate, heir or beneficiary may withdraw a repurchase request in whole or in part at any time up to December 24, 2018.
In July 2018, the Board approved and adopted the Amended & Restated SRP, which will be effective January 1, 2019. The Amended & Restated SRP provides that the Company will repurchase shares on a quarterly, instead of monthly, basis. For a full description of the Amended & Restated SRP, please see the Company's Current Report on Form 8-K that was filed with the SEC on July 30, 2018.
Distributions Authorized
The Board approved and authorized a daily distribution to the Company’s stockholders of record as of the close of business on each day of the period commencing on October 1, 2018 and ending on October 31, 2018. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.000876712 per share of common stock, which will be equal to an annualized distribution rate of 6.0%, based on the estimated per share net asset value of $5.33. The distributions declared for each record date in October 2018 will be paid in November 2018. The distributions will be payable to stockholders from legally available funds therefor.
Forward-Looking Statements
Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the Estimated Per Share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018, filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s Estimated Per Share NAV.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Letter to Carter Validus Mission Critical REIT, Inc.’s stockholders and to broker-dealers and financial advisors, dated October 1, 2018.
99.2	Press Release dated October 1, 2018.
99.3	Consent of Robert A. Stanger & Co., Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

Dated: October 1, 2018	By:	/s/ Todd M. Sakow
	Name:	Todd M. Sakow
	Title:	Chief Financial Officer